Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No 333-111748 and 333-204671) of ATRM Holdings, Inc. of our report dated September 15, 2017 relating to the consolidated financial statements that appears in this Form 10-K for the years ended December 31, 2016 and 2015.

Boulay PLLP

Minneapolis, Minnesota

September 22, 2017